Exhibit 99.1

Washington Prime Announces Addition of Butch Knerr to Executive Team

BETHESDA, Md., September 8, 2014 — Washington Prime Group (NYSE: WPG) announced today that Butch Knerr will join Washington Prime Group (WPG) as Executive Vice President and Chief Operating Officer.  Mr. Knerr is transitioning from Simon Property Group (Simon) where he most recently served as Executive Vice President of Leasing, a role in which he directed a team of 18 leasing professionals and was responsible for 45 retail properties.  He also served as a member of the Leasing Executive Committee.   Mr. Knerr is a 26 year industry veteran who has led leasing teams through new developments and re-developments in addition to leasing large stabilized property portfolios.  Mr. Knerr holds a B.S. in Management from Indiana University.

CEO Mark Ordan commented, “I look forward to working with both Butch and Myles to take our operations to a new level.  The addition of Butch to the WPG team significantly enhances our ability to grow our business..  With over 25 years of leasing experience, a deep knowledge of the WPG enclosed shopping center properties and a wide network of tenant relationships, Butch will be able to create value in our portfolio immediately.”

About Washington Prime Group

Washington Prime Group (NYSE: WPG) is a retail REIT that owns and manages more than 95 shopping centers totaling more than 50 million square feet diversified by size, geography and tenancy.  Washington Prime combines a national real estate portfolio with an investment grade balance sheet.  The Company plans to leverage its expertise across the entire shopping center sector to increase cash flow through rigorous management of existing assets as well as select development and acquisitions of new assets with franchise value.  For more information visit washingtonprime.com.

SOURCE Washington Prime Group

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